                                   NETGRAVITY, INC.

                         ERIC W. SPIVEY EMPLOYMENT AGREEMENT

     This Agreement is made by and between NetGravity, Inc. (the "Company"), and Eric W. Spivey ("Executive") as of April 20, 1999.

     1.   DUTIES AND SCOPE OF EMPLOYMENT.

           (a)  POSITIONS; EMPLOYMENT COMMENCEMENT DATE; BOARD MEMBERSHIP;
DUTIES.   Executive's employment with the Company pursuant to this Agreement shall commence on April 20, 1999 (the "Employment Commencement Date"). As of the Employment Commencement Date, the Company shall employ the Executive as the President and Chief Executive Officer of the Company. The period of Executive's employment hereunder is referred to herein as the "Employment Term." During the Employment Term, Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Board.

           (b) BOARD MEMBERSHIP. It is expected that Executive shall be appointed as a member of the Board of Directors (the "Board") on or shortly following May 27, 1999. It is expected that Executive will be elected Chairman of the Board within six to nine months following his Employment Commencement Date. Upon becoming a member of the Board, Executive may propose the addition of two new members to the Board, subject to Board and/or stockholder approval.

           (c) OBLIGATIONS. During the Employment Term, Executive shall devote his full business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof upon which Executive currently serves plus one additional Board of Directors of a company that does not compete with the Company, without the approval of the Board.

     2.   EMPLOYEE BENEFITS.

           (a)  GENERAL.   During the Employment Term, Executive shall be
eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans. Moreover, Executive shall be eligible for fringe benefits, expense reimbursement and perquisites equivalent to those of Chief Executive Officers at typical comparable companies.

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           (b)  RELOCATION EXPENSE REIMBURSEMENT.  If Executive chooses to relocate his principal residence closer to the Company's offices, the Company will reimburse Executive up to $100,000 for the following reasonable costs:

                  (i) Transaction costs associated with buying Executive's new residence (closing costs, inspections, title insurance, brokerage and related fees, etc.).

                 (ii) Transaction costs associated with selling Executive's old residence (closing costs, inspections, title insurance, brokerage and related fees, etc.).

                (iii)    Moving household furnishings and personal effects.

     Executive will be fully grossed-up by the Company for any imputed income required to be recognized with respect to this reimbursement so that the economic effect to Executive, after taking into account any tax deductions available to Executive, is the same as if this reimbursement was provided to Executive on a non-taxable basis.

     3. AT-WILL EMPLOYMENT. Executive and the Company understand and acknowledge that Executive's employment with the Company constitutes "at-will" employment. Subject to the Company providing severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

     4.   COMPENSATION.

           (a) BASE SALARY. While employed by the Company, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of $325,000 (the "Base Salary"). The Compensation Committee of the Board shall review the Base Salary at least annually, and after such review may increase, but not decrease, the Base Salary. The Base Salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding.

           (b)  BONUSES.   Executive shall receive a bonus on account of the
Company's 1999 fiscal year equal to 50% of the Base Salary paid to Executive in 1999. In subsequent fiscal years, Executive shall be eligible a target bonus equal to 50% of Base Salary for the fiscal year (the "Target Bonus") (with a greater payment based on achievement in excess of the target milestones) based upon performance criteria specified by the Compensation Committee of the Board of Directors; provided, however, that the payment of any such bonuses shall be subject to Executive's employment with the Company through the end of such fiscal years (which year-end employment requirement is further subject to the severance, death and disability provisions hereof).



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           (c)  EQUITY COMPENSATION.

                  (i) EMPLOYMENT-BASED VESTING STOCK OPTION. Executive shall receive a nonstatutory stock option to purchase a total of seven hundred thousand (700,000) shares of Company common stock with a per share exercise price of $30.375 (the "Employment Commencement Date Stock Option"). The Employment Commencement Date Stock Option shall be for a term of ten years (or shorter upon termination of employment or consulting relationship with the Company) and, subject to accelerated vesting as set forth elsewhere herein, shall vest at the rate of 1/48 of the original seven hundred thousand (700,000) shares on the twentieth day of each month following the Employment Commencement Date, so as to be 100% vested on the four year anniversary thereof, conditioned upon Executive's continued employment or consulting relationship with the Company as of each vesting date. Except as specified otherwise herein, this option grant is in all respects subject to the terms, definitions and provisions of the Company's 1998 Stock Plan (the "Stock Plan") and the standard form of stock option agreement thereunder to be entered into by and between Executive and the Company (the "Employment Commencement Date Option Agreement"), both of which documents are incorporated herein by reference.

                 (ii) PERFORMANCE-BASED VESTING STOCK OPTION. Executive shall receive a non-statutory stock option to purchase a total of three hundred thousand (300,000) shares of Company common stock with a per share exercise price of $30.375 (the "Performance-Based Stock Option"). The Performance-Based Stock Option shall be for a term of ten years (or shorter upon termination of employment or consulting relationship with the Company) and, subject to accelerated vesting as set forth elsewhere herein, shall vest as to 1/24 of the original three hundred thousand (300,000) shares on May 20, 2001 and as to the same amount of shares on the twentieth day of each month thereafter, so as to be 100% vested on the four year anniversary of the Employment Commencement Date; provided, however that the Performance-Based Option shall have its vesting accelerated 100% in the event that the closing sales price of the Company's stock on Nasdaq (or at the successor exchange upon which the Company's shares of common stock are principally traded) is $40 or higher (with the $40 target adjusted appropriately for any stock splits or stock dividends effected by the Company without receipt of consideration), for thirty (30) calendar days within any sixty (60) calendar day period, conditioned upon Executive's continued employment or consulting relationship with the Company as of any such vesting dates. Except as specified otherwise herein, this option grant is in all respects subject to the terms, definitions and provisions of the Stock Plan and the standard form of stock option agreement thereunder to be entered into by and between Executive and the Company (the "Performance-Based Option Agreement"), both of which documents are incorporated herein by reference.

               (iii) SUBSEQUENT AWARDS. During the Employment Term, Executive shall be eligible to receive annual stock and stock option grants equal to or greater than the median grants made to Chief Executive Officers of typical comparable companies, as determined in good faith by the Board's compensation committee.



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                 (iv)    REGISTRATION ON FORM S-8.  All shares of Company
common stock to be issued upon the exercise of options granted to Executive shall be registered with the Securities Exchange Commission on Form S-8.

           (d)  SEVERANCE.

                  (i) TERMINATION PRIOR TO THE CHANGE OF CONTROL PERIOD. In the event that prior to the beginning of the six month period immediately preceding the Company entering into a written agreement resulting in a "Change of Control" (as defined below) (the period beginning six months prior to the Company entering into a written agreement resulting in a Change of Control and continuing thereafter shall be referred to herein as "Change of Control Period"), Executive's employment with the Company is involuntarily terminated by the Company without "Cause" or is voluntarily terminated by Executive for "Good Reason" (both as defined below), then (i) Executive's stock options shall have their vesting accelerated to the same extent as such options would have vested (based on service-based vesting provisions solely and not on the minimum $40 share price vesting or on change of control vesting) had Executive remained employed by the Company for an additional eighteen months, (ii) Executive's stock options shall have their post-termination exercisability provisions extended by eighteen months, (iii) Executive shall receive a lump-sum payment equal to 150% of the sum of his Base Salary plus Target Bonus, less applicable withholding, promptly following such termination of employment, and (iv) Executive and his covered dependents shall receive coverage under the Company's health and other welfare benefit plans for a period of eighteen (18) months, or, if and to the extent ineligible under the terms of such plans, Executive shall receive an amount equal to the Company's costs of providing such benefits; provided, however, that Executive will be fully grossed-up by the Company for any imputed income required to be recognized with respect to the payments made in lieu of welfare benefit plan coverage so that the economic effect to Executive is the same as if these payments were provided to Executive on a non-taxable basis.

                 (ii) FOLLOWING THE CHANGE OF CONTROL PERIOD. In the event that, on or after the commencement of the Change of Control Period, Executive's employment with the Company is involuntarily terminated by the Company without "Cause" or is voluntarily terminated by Executive for "Good Reason" (both as defined below), then (i) Executive's stock options shall have their vesting 100% accelerated, (ii) Executive's stock options shall have their post-termination exercisability provisions extended by twenty-four months, (iii) Executive shall receive a lump-sum payment equal to 200% of the sum of his Base Salary plus Target Bonus, less applicable withholding, promptly following such termination of employment, and (iv) Executive and his covered dependents shall receive coverage under the Company's health and other welfare benefit plans for a period of twenty-four (24) months, or, if and to the extent ineligible under the terms of such plans, Executive shall receive an amount equal to the Company's costs of providing such benefits; provided, however, that Executive will be fully grossed-up by the Company for any imputed income required to be recognized with respect to the payments made in lieu of welfare benefit plan coverage so that the economic effect to Executive is the same as if these payments were provided to Executive on a non-taxable basis.



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

     For the purposes of this Agreement, "Cause" means fraud or intentional misconduct with is materially harmful to the Company.

     For the purposes of this Agreement, "Good Reason" means (i) the failure of the Company to appoint Executive Chairman of the Board by March 2, 2000,
(ii) a reduction in Executive's Base Salary, Target Bonus or benefits, (iii) the relocation of the Company's headquarters more than thirty (30) miles from its current location or, (iv) a reduction in title, authority, status, obligations or responsibilities, including, without limitation, any change which results in Executive not serving as President, Chief Executive Officer and Director, and on and after March 2, 2000, Chairman of the Board, of a
publicly-traded corporation.   For example, if after a Change of Control
Executive remains Chief Executive Officer of and a director of NetGravity, but NetGravity becomes a wholly-owned, privately held subsidiary of a larger company, Executive may resign for Good Reason. Notwithstanding the foregoing, Executive will not terminate his employment for Good Reason pursuant to clause (iv) above for such period following the Change of Control as may be requested by the corporation surviving after the Change of Control, provided that such period shall not exceed six (6) months, and at the end of
such period, if any, he may resign for Good Reason.   During any such
requested period of continued employment, Executive shall provide transition services, provided that he is allowed to continue to serve in a capacity substantially equivalent to Chief Executive Officer of the Company (which as a result of the Change of Control may be a division or wholly-owned subsidiary of another entity) and to receive the full benefits of employment (including, without limitation, salary and bonus) under this Agreement.

     For the purposes of this Agreement, "Change of Control" is defined as:

           (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

           (b) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

           (c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

           (d) the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

     5. CHANGE OF CONTROL VESTING ACCELERATION. In the event of a Change of Control, Executive's Performance-Based Stock Option shall become 100% vested and any remaining unvested stock options held by Executive shall have their vesting accelerated by an amount equal to 50% of the remaining unvested shares; provided, however, that if Executive remains employed by the Company for one year following the date of a Change of Control, all of Executive's stock options shall become 100% vested.

     6. GOLDEN PARACHUTE EXCISE TAX. In the event that the benefits provided for in this Agreement or otherwise payable to the Executive constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then the Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence (together, the "Full Gross-Up Amount"); provided, however, that the total amount of the payment to Executive under this Section 6 shall not exceed the greater of (i) $2,500,000, or (ii) one-half of the Full Gross-Up Amount. The determination of Executive's excise tax liability and the amount, if any, required to be paid under this Section 6 shall be made in writing by the Company's independent auditors (the "Accountants"). For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

     7. TOTAL DISABILITY OF EXECUTIVE. Upon Executive's becoming permanently and totally disabled (as defined in accordance with Internal Revenue Code Section 22(e)(3) or its successor provision) during the term of this Agreement, then (i) Executive's stock options shall have their vesting accelerated to the same extent as such options would have vested (based on service-based vesting provisions solely and not on the minimum $40 share price vesting or on change of control vesting) had Executive remained employed by the Company for an additional twelve (12) months, (ii) Executive shall receive a lump-sum payment equal to 100% of the sum of his Base Salary plus Target Bonus, less applicable withholding, and (iii) Executive and his covered dependents shall receive coverage under the Company's health and other welfare benefit plans for a period of twelve (12) months, or, if and to the extent ineligible under the terms of such plans, Executive shall receive an amount equal to the Company's costs of providing such benefits; provided, however, that Executive will be fully grossed-up by the Company for any imputed income required to be recognized with respect to the payments made in lieu of welfare benefit plan coverage so that the economic effect to Executive is the same as if these payments were provided to Executive on a non-taxable basis.



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

     8. DEATH OF EXECUTIVE. If Executive dies while employed by the Company pursuant to this Agreement, then (i) Executive's stock options shall have their vesting accelerated to the same extent as such options would have vested (based on service-based vesting provisions solely and not on the minimum $40 share price vesting or on change of control vesting) had Executive remained employed by the Company for an additional twelve (12) months, (ii) Executive's estate or designated beneficiary shall receive a lump-sum payment equal to 100% of the sum of his Base Salary plus Target Bonus, less applicable withholding, and (iii) Executive's covered dependents shall receive coverage under the Company's health and other welfare benefit plans for a period of twelve (12) months, or, if and to the extent ineligible under the terms of such plans, Executive's covered dependents shall receive an amount equal to the Company's costs of providing such benefits; provided, however, that Executive's covered dependents will be fully grossed-up by the Company for any imputed income required to be recognized with respect to the payments made in lieu of welfare benefit plan coverage so that the economic effect to them is the same as if these payments were provided to them on a non-taxable basis.

     9. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive following termination without cause. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

     10. NOTICES. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:


     If to the Company:   NetGravity, Inc.
                          1700 S. Norfolk Blvd., Suite 150
                          San Mateo, CA  94402
                          ATTN: Chief Financial Officer

     If to Executive:     Eric W. Spivey
                          at the last residential address known by the Company.



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

     11. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     12. PROPRIETARY INFORMATION AGREEMENT. Executive agrees to enter into the Company's standard Proprietary Information Agreement (the "Proprietary Information Agreement") upon commencing employment hereunder.

     13. ENTIRE AGREEMENT. This Agreement, the Stock Plan, the Employment Commencement Date Option Agreement, the Performance-Based Option Agreement and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

     14.  ARBITRATION AND EQUITABLE RELIEF.

           (a) Except as provided in Section 14(d) below, Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in San Mateo County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

           (b) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

           (c) The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and shall separately pay its counsel fees and expenses.

           (d) Executive understands that nothing in Section 14 modifies Executive's at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

           (e) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 14, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR

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TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE
CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

                  (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

                 (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, ET SEQ;

                (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     15.  LEGAL FEE REIMBURSEMENT.   The Company agrees to pay Executive's
reasonable legal fees associated with entering into this Agreement upon receiving invoices for such services.

     16. NO ORAL MODIFICATION, CANCELLATION OR DISCHARGE. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

     17. WITHHOLDING. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

     18. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California.

     19.  EFFECTIVE DATE.  This Agreement is effective April 20, 1999.

     20. ACKNOWLEDGMENT. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.



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

IN WITNESS WHEREOF, the undersigned have executed this Agreement:

NETGRAVITY, INC.

/s/ John W. Danner
---------------------------------------
John W. Danner


EXECUTIVE

/s/ Eric W. Spivey
---------------------------------------
Eric W. Spivey










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